Exhibit 4.5

ELEVENTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

To Each of the Banks Signatory Hereto

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Revolving Credit Agreement dated as of June 30, 1997, as amended (the “Credit Agreement”), between the undersigned, World Acceptance Corporation, a South Carolina corporation, the Banks party thereto, and Harris Trust and Savings Bank, as Agent for the Banks. All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

The Borrower and the Banks have agreed to extend the Termination Date, amend certain financial covenants, and make certain other amendments to the Credit Agreement under the terms and conditions set forth in this agreement (herein, the “Amendment”).

SECTION 1. AMENDMENTS.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1. Section 4.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

Section 4.1. The Collateral. The Notes and the other obligations of the Borrower hereunder and under the other Loan Documents shall be secured by valid and perfected first priority Liens pursuant to the Company Security Agreement and the Subsidiary Security Agreement in favor of the Security Trustee for the benefit of the Banks on all of the Borrower’s and each of its Restricted Subsidiaries’ (other than the Insurance Subsidiary’s) now existing and hereafter arising or acquired accounts, general intangibles, instruments, documents, chattel paper, investment property, inventory, equipment, deposit accounts, and other goods together with all records and proceeds relating thereto as well as on all capital stock or other equity interests of each Restricted Subsidiary (other than the Insurance Subsidiary as to which 65% of the capital stock shall be subject to such Lien) and all proceeds thereof. The Borrower covenants and agrees that it will, and will cause each of such Restricted Subsidiaries to, comply with all terms and conditions of each of the Collateral Documents and that it will, and will cause each of its Restricted Subsidiaries to, at any time and from time to time, at the request of the Agent or the Required Banks, execute and deliver such instruments and documents and do such acts and things as the Agent or the Required Banks may reasonably request in order to provide for or protect or perfect the Lien of the Security Trustee in the Collateral.

1.2. Section 5.1 of the Credit Agreement shall be amended by (a) deleting the definition of “Junior Subordinated Debt”, (b) inserting in appropriate alphabetical order the definition of “Subordinated Debt”, and (c) amending and restating in their entirety the definitions of “Senior Debt,” “Senior Notes,” and “Termination Date”, each of which in the case of (b) and (c) above shall read as follows:

“Senior Debt” shall mean (i) the Senior Notes, (ii) the Voyager Note, (iii) all other Indebtedness for Borrowed Money of the Borrower other than the Subordinated Debt, and (iv) all Indebtedness for Borrowed Money of Restricted Subsidiaries (other than such Indebtedness for Borrowed Money arising from the Subsidiary Guaranty Agreement).

“Senior Notes” means the Notes issued hereunder.

“Subordinated Debt” means all unsecured Indebtedness for Borrowed Money of the Borrower which (i) pursuant to its terms matures on a date later than the Termination Date and (ii) contains or has applicable thereto subordination provisions substantially in the form set forth in Exhibit B hereto or such other provisions as are approved in writing by the Required Banks.

“Termination Date” shall mean September 30, 2006, or such later date to which the Commitments are extended pursuant to Section 3.4 hereof, or such earlier date on which the Commitments are terminated in whole pursuant to Sections 2.9, 9.3 or 9.4 hereof.

1.3. Subsection (c) of the definition of Eligible Finance Receivables appearing in Section 5.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(c) is subject to a perfected, first priority Lien pursuant to the Company Security Agreement or the Subsidiary Security Agreement, as appropriate, in favor of the Security Trustee for the benefit of the Banks, and is free and clear of any other Lien other than Liens permitted under Sections 8.11(e) and 8.11(g) of this Agreement;

1.4. Section 5.1 of the Credit Agreement shall be further amended by deleting the definitions of “Available Borrowing Base,” “Note Purchase Agreements,” “Note

Purchasers,” “Senior Secured Notes,” “Senior Subordinated Debt,” “Senior Subordinated Notes,” “Subordinated Note Purchase Agreement,” “Subordinated Note Purchasers,” “Subsidiary Senior Subordinated Guaranty Agreement,” and “Trigger Date.” In addition, all references to the term “Available Borrowing Base” in the Credit Agreement shall from and after the date hereof be deemed a reference to the Borrowing Base.

1.5. Section 6.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.17. Intentionally deleted.

1.6. Section 8.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.7. Consolidated Net Worth. The Borrower will at all times keep and maintain Consolidated Net Worth at an amount not less than the Minimum Net Worth. For purposes of this Section, “Minimum Net Worth” (i) for the fiscal quarter of the Borrower ending March 31, 2004, shall be $110,000,000 and (ii) for each fiscal quarter thereafter shall be the sum of the Minimum Net Worth for the immediately preceding fiscal quarter plus 50% of Consolidated Net Income for such fiscal quarter (but without deduction in the case of any deficit in Consolidated Net Income for such fiscal quarter).

1.7. Sections 8.9 and 8.10 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

Section 8.9. Permitted Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, issue, assume or permit to exist any Indebtedness for Borrowed Money other than:

(a) the Notes issued hereunder, and the Subsidiary Guaranty Agreement relating thereto;

(b) Subordinated Debt;

(c) debt incurred in connection with permitted Fixed Asset Financing;

(d) unsecured Indebtedness for Borrowed Money owing between the Borrower and its Restricted Subsidiaries in the ordinary course of business, provided that the aggregate amount of Indebtedness for Borrowed Money at any one time owing either by or to the Insurance Subsidiary shall not exceed $1,000,000; and

(e) other unsecured Indebtedness for Borrowed Money to any Person (other than to the Borrower or another Restricted Subsidiary) in an aggregate amount for the Borrower and all Restricted Subsidiaries not exceeding $1,000,000 at any time outstanding.

Section 8.10. Limitations on Indebtedness. The Borrower will not at any time permit:

(a) The aggregate unpaid principal amount of Senior Debt, on a consolidated basis, to exceed 400% of the sum of (A) Consolidated Adjusted Net Worth and (B) the aggregate unpaid principal amount of Subordinated Debt;

(b) The aggregate unpaid principal amount of Subordinated Debt to exceed 50% of Consolidated Adjusted Net Worth.

1.8. Subsection (d) of Section 8.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) Make any payment of principal, interest or premium on any Subordinated Debt other than any regularly scheduled payment of principal or interest on the Subordinated Debt;

and the parenthetical phrase immediately following subsection (d) shall be amended and restated in its entirety to read as follows:

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options, and all such other distributions and such payments on Subordinated Debt being herein collectively called “Restricted Payments”)

1.9. Subsection (d) of Section 8.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) As used in this Section 8.13, in the case of the sale, lease or other disposition of any assets, such assets shall be deemed to be a “substantial part” of the assets of the Borrower and its Restricted Subsidiaries if (x) such assets, together with all other assets (i) sold, leased or otherwise disposed of by the Borrower and its Restricted Subsidiaries or (ii) subject to any waiver or supplemental agreement of the Company Security Agreement or the Subsidiary Security Agreement, in each case during the period of 12 months ending with the date of such sale, lease or disposition, contributed more than 15% of EBIT of the Borrower and its Restricted Subsidiaries determined as of the end of the fiscal year immediately preceding such sale or disposition, or (y) the book value of such assets, when added to the book value of all other assets of the Borrower and its Restricted Subsidiaries (i) sold or otherwise disposed of by the Borrower and its Restricted Subsidiaries or (ii) subject to any waiver or supplemental agreement of the Company Security Agreement or the Subsidiary Security Agreement, in each case, during the period of 12 months ending with the date of such sale or disposition, exceeds 10% of the book value of all Receivables determined as of the end of the fiscal year immediately preceding such sale or disposition.

1.10. Section 8.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.15. Guaranties. The Borrower will not and will not permit any Restricted Subsidiary to become or be liable in respect of any Guaranty except: (i) Guaranties of the Borrower which are limited in amount to a stated maximum dollar exposure and are permitted under Section 8.10 and (ii) the Subsidiary Guaranty Agreement.

1.11. Subsections (e), (g), (i), and (j) of Section 9.1 of the Credit Agreement are each hereby amended and restated in its entirety to read as follows:

(e) The Borrower shall, without the prior written consent of the Required Banks, make any voluntary prepayment, or enter into any amendment changing any payment due dates, on any Subordinated Debt except as permitted by this Agreement; or

(g) An “Event of Default” shall occur under any indenture, instrument, or agreement setting forth the terms and conditions applicable to any Subordinated Debt; or

(i) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest or premium on any Indebtedness for Borrowed Money in excess of $1,000,000 (other than the Notes) of the Borrower or any Subsidiary, individually or in the aggregate, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

(j) Default or the happening of any event shall occur under any indenture, agreement, or other instrument under which any Indebtedness for Borrowed Money in excess of $1,000,000 of the Borrower or any Subsidiary (other than this Agreement or the Subsidiary Guaranty Agreement), individually or in the aggregate, may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness for Borrowed Money of the Borrower or any Subsidiary outstanding thereunder; or

1.12. Section 12.9(c) of the Credit Agreement shall be amended by striking the amount of “$10,000,000” appearing in the third line therein and inserting the amount “$5,000,000” in lieu thereof.

1.13. Exhibits B-1 and B-2 to the Credit Agreement shall be deleted, and in their place a new Exhibit B shall be inserted which shall read as set forth on Exhibit B attached hereto and made a part hereof.

SECTION2. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1. The Borrower, the Banks, and the Agent shall have executed and delivered this Amendment.

2.2. The Restricted Subsidiaries parties to the Subsidiary Guaranty Agreement shall have executed and delivered to the Agent their consent to this Amendment in the form set forth below.

2.3. World Finance Corporation of Colorado shall have executed and delivered to the Agent a Security Agreement Supplement and Guaranty Supplement in form and substance acceptable to the Agent.

2.4. The Borrower and the Security Trustee shall have executed and delivered an amendment to the Company Security Agreement in form and substance acceptable to the Agent, and the Restricted Subsidiaries and the Security Trustee shall have executed and delivered an amendment to the Subsidiary Security Agreement in form and substance acceptable to the Agent, in each case agreed to by the noteholders referred to therein.

2.5. The Agent shall have received original stock certificates evidencing the Borrower’s ownership interest in World Finance Corporation of Colorado, together with duly executed stock powers therefor.

2.6. The Agent shall have received copies of resolutions of the Borrower’s Board of Directors (or other governing body) authorizing the execution, delivery and performance of this Amendment and a consummation of the transactions contemplated hereby, together with specimen signatures of a person authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or other officer acceptable to the Agent and its counsel.

2.7. The Agent shall have received copies of resolutions of the World Finance Corporation of Colorado’s Board of Directors (or other governing body) authorizing the execution, delivery and performance of the Subsidiary Security Agreement and Subsidiary Guaranty Agreement and a consummation of the transactions contemplated hereby, together with certified copies of such Subsidiary’s articles of incorporation and by-laws and specimen signatures of a person authorized to execute such documents on such Subsidiary’s behalf, all certified in each instance by its Secretary or other officer acceptable to the Agent and its counsel.

2.8. The Agent shall have received good standing certificates for each of the Borrower and World Finance Corporation of Colorado certified by the Secretary of the States of South Carolina and Colorado, respectively.

2.9. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel; and the Agent shall have received for each Bank the favorable written opinion of counsel to the Borrower and each Restricted Subsidiary (other than the Insurance Subsidiary), in form and substance satisfactory to the Agent.

SECTION3. REPRESENTATIONS.

In order to induce the Banks to execute and deliver this Amendment, the Borrower hereby represents to the Agent and the Banks that (a) all Indebtedness for Borrowed Money issued under the Note Purchase Agreements, including the Senior Secured Notes and the Senior Subordinated Notes, has been paid in full and (b) as of the date hereof, and after giving effect to this Amendment, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.6 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Banks) and the Borrower is in full compliance with all of the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 4. MISCELLANEOUS.

4.1. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2. The Borrower heretofore executed and delivered, among other things, the Company Security Agreement and hereby acknowledges and agrees that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement as amended hereby entitled to all of the benefits and privileges set forth therein.

4.3. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Agent.

4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois (without regard to principles of conflicts of laws).

[SIGNATURE PAGES TO FOLLOW]

This Eleventh Amendment to Amended and Restated Credit Agreement is dated as of August 27, 2004.

WORLD ACCEPTANCE CORPORATION
By
Name	/s/ A. A. McLean III
Title	Executive Vice President and CFO

Accepted and agreed to as of the date and year last above written.

HARRIS TRUST AND SAVINGS BANK, individually and as Agent

By
Name	Michael S. Cameli
Title	Vice President

BANK ONE, NA, individually and as Co-Agent

By
Name	/s/ Michael M. Tolentino
Title	Director

LASALLE BANK NATIONAL ASSOCIATION

By
Name	/s/ David H. Sherer
Title	First Vice President

HIBERNIA NATIONAL BANK

By
Name	/s/ Eric Trainor
Title	Vice President

WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC.

By
Name	/s/ William M. Laird
Title	Senior Vice President

CAROLINA FIRST BANK

By
Name	/s/ Kevin M. Short
Title	Senior Vice President

Exhibit 4.5

ACKNOWLEDGEMENT AND CONSENT

Each of the undersigned is a Restricted Subsidiary of World Acceptance Corporation who has executed and delivered to the Agent and the Banks the Subsidiary Guaranty and the Subsidiary Security Agreement. Each of the undersigned hereby acknowledges and consents to the Eleventh Amendment to Amended and Restated Credit Agreement set forth above and confirms that the Loan Documents executed by it, and all of its obligations thereunder, remain in full force and effect after giving effect to the Amendment. Without limiting the foregoing, each of the undersigned acknowledges and agrees that the indebtedness under the Credit Agreement as amended by the Eleventh Amendment to Amended and Restated Credit Agreement constitutes indebtedness guaranteed by it under the terms of the Subsidiary Guaranty Agreement and Secured Indebtedness under the terms of the Subsidiary Security Agreement entitled to all of the benefits of and privileges set forth therein. Each of the undersigned acknowledges that the Agent and the Banks are relying on the foregoing in entering into the Amendment.

Dated as of August     , 2004.

WORLD ACCEPTANCE CORPORATION OF ALABAMA
WORLD ACCEPTANCE CORPORATION OF MISSOURI
WORLD FINANCE CORPORATION OF GEORGIA
WORLD FINANCE CORPORATION OF LOUISIANA
WORLD ACCEPTANCE CORPORATION OF OKLAHOMA, INC.
WORLD FINANCE CORPORATION OF SOUTH CAROLINA
WORLD FINANCE CORPORATION OF TENNESSEE
WFC OF SOUTH CAROLINA, INC.
WORLD FINANCE CORPORATION OF ILLINOIS
WORLD FINANCE CORPORATION OF NEW MEXICO
WORLD FINANCE CORPORATION OF KENTUCKY
WFC SERVICES, INC.
WORLD FINANCE CORPORATION OF COLORADO

By	/s/ A. Alexander McLean III
A. Alexander McLean III
Its Executive Vice President

WFC LIMITED PARTNERSHIP
By	WFC of South Carolina, Inc., as sole general partner
By	/s/ A Alexander McLean III
A. Alexander McLean III
Its Executive Vice President

WORLD FINANCE CORPORATION OF TEXAS

By	/s/ Charles F. Gardner, Jr.
Charles F. Gardner, Jr.
Its President

EXHIBIT B

SUBORDINATION PROVISIONS APPLICABLE TO SUBORDINATED DEBT

The indebtedness evidenced by the subordinated notes or related thereto and any renewals or extensions thereof (the “Subordinated Indebtedness”) shall at all times be wholly subordinate and junior in right of payment to any and all indebtedness, obligations and liabilities of the Company and the Restricted Subsidiaries under the Revolving Credit Agreement, the Notes issued from time to time under or pursuant to the Revolving Credit Agreement, the Subsidiary Guaranty Agreement, and the Company Security Agreement and the Subsidiary Security Agreement as each relates to the Notes issued from time to time under or pursuant to the Revolving Credit Agreement (the “Senior Indebtedness”) in the manner and with the force and effect hereinafter set forth:

1. So long as any Senior Indebtedness shall remain outstanding and unpaid, no payment either of principal, interest or premium (notwithstanding the expressed maturity or any time for the payment of principal of, interest or premium on any Subordinated Indebtedness) shall be made on Subordinated Indebtedness except with the prior written consent of all of the holders of the Notes and the holders of the Subordinated Indebtedness will take no steps, whether by suit or otherwise to compel or enforce the collection of Subordinated Indebtedness, nor will the holders of the Subordinated Indebtedness use Subordinated Indebtedness by way of counterclaim, setoff, recoupment or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness or liability of the holders of the Subordinated Indebtedness to the Company, whether now existing or hereafter arising and howsoever evidenced, provided, however, that the Company may pay interest on Subordinated Indebtedness accrued to and payable on the date of any such payment so long as (i) the Company shall not be in default in the payment of principal of, interest or premium on Senior Indebtedness, (ii) the Company has not received written notice from any holder of the Senior Indebtedness that some other default has occurred and is continuing under any promissory note or agreement pertaining to Senior Indebtedness or any collateral security therefor, and (iii) none of the events hereinafter set forth in paragraph numbered 2 hereof has occurred.

2. In the event of any distribution, dividend, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company or of the proceeds thereof to the creditors of the Company or upon any indebtedness of the Company, occurring by reason of the liquidation, dissolution, or other winding up of the Company, or by reason of any execution sale, or bankruptcy, receivership, reorganization, arrangement, insolvency, liquidation or foreclosure proceeding of or for the Company or involving its property, no dividend, payment, distribution or application shall be made, and the holders of the Subordinated Indebtedness shall not be entitled to receive or retain any payment, dividend, distribution, or application on or in respect of the Subordinated Indebtedness, unless and until all of the Senior Indebtedness then outstanding shall have been paid and satisfied in full, and in any such event any dividend, payment, distribution or application otherwise payable in respect of Subordinated Indebtedness shall be paid and applied on Senior Indebtedness until such Senior Indebtedness has been fully paid and satisfied.

3. The holders of Senior Indebtedness need not at any time give the holders of the Subordinated Indebtedness notice of any kind of the creation or existence of any Senior Indebtedness, nor of the amount or terms thereof, all such notice being hereby expressly waived. Also, the holders of Senior Indebtedness may at any time from time to time, without the consent of or notice to the holders of Subordinated Indebtedness, without incurring responsibility to the holders of the Subordinated Indebtedness, and without impairing or releasing the obligation of the undersigned under this agreement (i) renew, refund or extend the maturity of any Senior Indebtedness, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof, (ii) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged or otherwise hypothecated or subjected to a lien to secure any Senior Indebtedness, and (iii) exercise or refrain from exercising any rights against the Company and others, including the holders of the Subordinated Indebtedness.

4. The holders of the Subordinated Indebtedness will not sell, assign or otherwise transfer any Subordinated Indebtedness, or any part thereof, except subject to and in accordance with the terms hereof and upon the agreement of the transferee or assignee to abide by and be bound by the terms hereof.

5. The holders of the Subordinated Indebtedness undertake and agree for the benefit of each holder of Senior Indebtedness to execute, verify, deliver and file any proofs of claim which any holder of Senior Indebtedness may at any time require in order to prove and realize upon any rights or claims pertaining to the Subordinated Indebtedness to effectuate the full benefit of the subordination contained herein; and upon failure of the holder of any Subordinated Indebtedness so to do, any such holder of Senior Indebtedness shall be deemed to be irrevocably appointed the agent and attorney-in-fact of the holder of such Subordinated Indebtedness to execute, verify, deliver and file any such proofs of claim.

6. No right of any holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Company or the holders of Senior Indebtedness, or by any noncompliance by the Company with any of the terms, provisions and covenants applicable to the Subordinated Indebtedness, regardless of any knowledge thereof that any such holder of Senior Indebtedness may have or be otherwise charged with.

7. The Company agrees, for the benefit of the holders of Senior Indebtedness, that in the event that any Subordinated Indebtedness is declared due and payable before its expressed maturity because of the occurrence of a default hereunder, (i) the Company will give prompt notice in writing of such happening to the holders of Senior Indebtedness and (ii) all Senior Indebtedness shall forthwith become immediately due and payable upon demand, regardless of the expressed maturity thereof.

8. These subordination provisions shall be continuing and binding until written notice of its discontinuance shall be actually received by the holders of the Subordinated Indebtedness, and also shall continue to remain in full force and effect until all Senior Indebtedness created or existing prior to the receipt of such notice shall have been fully paid and satisfied.